Exhibit 5.3

[Letterhead of Bryan Cave LLP]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as special Missouri counsel for the following companies: ECEP, Inc., EmCare of Missouri, Inc., EmCare Physician Providers, Inc., Medevac Medical Response, Inc., Medevac MidAmerica, Inc. (each a “Company” and collectively, the “Companies”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Laidlaw International Inc., a Delaware corporation (“Laidlaw”) (formerly known as Laidlaw Investments, Ltd., a corporation organized under the laws of the Province of Ontario, Canada) and the Guarantor Subsidiaries (defined below), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by Laidlaw (the “Exchange Offer”) to exchange $1,000 principal amount of Laidlaw’s registered 10 3/4% Senior Notes due 2011 (the “Exchange Notes”), for each $1,000 of principal amount of its 10 3/4% Senior Notes due 2011 (the “Outstanding Notes”), of which $406,000,000 aggregate principal amount is outstanding as of the date hereof. The Outstanding Notes were issued and sold pursuant to a Purchase Agreement dated as of May 22, 2003 (the “Purchase Agreement”) by and among Laidlaw and the Initial Purchasers (as such term is defined in the Purchase Agreement). The capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. The Exchange Notes will be issued pursuant to the indenture dated as of June 3, 2003 by and among Laidlaw, the guarantors named therein (the “Guarantor Subsidiaries”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of June 18, 2003 (as amended, the “Indenture”), which is filed as an exhibit to the Registration Statement. This opinion is furnished to you at the request of the Companies.

We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of (i) the Purchase Agreement, (ii) the Indenture, (iii) the Registration Rights Agreement dated June 3, 2003 by and among the Issuers and the Initial Purchasers (the “Registration Rights Agreement”) or (iv) the Guarantees of the Exchange Notes (the “Exchange Guarantees”) to be entered into by each of the Companies and delivered in accordance with the terms of the Exchange Offer in exchange for the guarantees of such Companies of their Outstanding Notes (the “Outstanding Guarantees”) (which Exchange Guarantees are included as an exhibit to the Indenture, which is filed as an exhibit to the Registration Statement), or (v) any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions pursuant to Missouri law.

In connection herewith, we have made such investigations of law as we have deemed necessary or appropriate for purposes of enabling us to render this opinion. We have also examined and relied without independent investigation as to matters of fact upon the documents, certificates, statements, corporate records and instruments listed below and such other documents and certificates we deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed:

a.	the Registration Statement;

b.	the Purchase Agreement;

c.	the Indenture;

d.	the Registration Rights Agreement;

e.	the Exchange Guarantees;

f.	the corporate good standing certificates listed on Appendix I hereto (collectively, the “Good Standing Certificates”) and the certified Articles of Incorporation listed in Appendix I hereto (collectively, the “Certified Articles of Incorporation”);

g.	an Officer’s Certificate by a corporate officer of each Company dated as of even date herewith certifying its Certificate or Articles of Incorporation, by-laws and authorizing resolutions (collectively, the “Officer’s Certificates”);

h.	certificates and statements of officers of the Companies, representations and warranties of the Companies in the Transaction Documents and certificates and statements of public officials with respect to certain factual matters.

The Purchase Agreement, Indenture, Registration Rights Agreement and Exchange Guarantees are referred to herein collectively as the “Transaction Documents.”

For purposes of this opinion, we have not reviewed any document other than the Registration Statement and the Transaction Documents. In particular, we have not reviewed any document that is referred to in or incorporated by reference into the Registration Statement or the Transaction Documents other than the documents expressly referred to herein. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

In our examination of the foregoing, we have assumed the genuineness of all signatures on all documents examined by us (except the signatures of officers of each of the Companies), the legal competence and capacity of each person executing documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies, the due authorization, execution and delivery of all documents (other than due authorization by each of the Companies of the Transaction Documents) where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. With respect to good standing and related matters, we have relied solely upon the Good Standing Certificates from the Secretary of State of Missouri, and, with respect to the valid existence of each Company, we have relied solely upon the Certified Articles of Incorporation of such Company as certified by the Secretary of State of Missouri.

For purposes of the opinions expressed herein, we have assumed that each of the parties to the Transaction Documents (i) other than the Companies, has the power and authority to execute, deliver and perform each Transaction Document to which it is a party and has duly authorized each Transaction Document to which it is a party, (ii) has duly and validly executed and delivered each Transaction Document to which it is a party, and (iii) has satisfied those legal requirements that are applicable to it to the extent necessary to make each Transaction Document to which it is a party enforceable against it, and that each such Transaction Document is binding on and enforceable against each such party.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations stated herein, we are of the opinion that, with respect to each of the Companies:

     1. Such Company is validly existing and in good standing under the laws of the State of Missouri.

     2. As of the date of the Indenture, such Company had all necessary power and corporate authority to enter into, and as of the date hereof, such Company has all necessary corporate power and corporate authority to consummate its obligations under, the Indenture.

     3. The execution and delivery by each Company of the Indenture and the consummation by such Company of its obligations thereunder have been authorized by all necessary action of such Company.

     4. When:

(i)	the Registration Statement has become effective under the Act;

(ii)	the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended;

(iii)	the Exchange Notes shall have been duly executed and authenticated by Laidlaw and delivered in exchange for the Outstanding Notes in accordance with the provisions of the Indenture; and

(iv)	the Exchange Guarantees (in the form attached as Exhibit F to the Indenture) shall have been duly executed by each of the Companies and delivered in exchange for the Outstanding Guarantees in accordance with the provisions of the Indenture, then the Exchange Guarantee will constitute the valid and binding obligation of each such Company.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, qualifications, limitations and exceptions:

     (a) Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters, and no inference should be drawn to the contrary from the fact of our representation of the Companies.

     (b) Our opinions herein reflect only the application of applicable Missouri law (excluding the securities and blue sky laws of such state) and the Federal laws of the United States. We note that the Exchange Guarantees and the Indenture each provide that they are governed by and are to be construed and enforced in accordance with the substantive laws of the State of New York. However, in rendering the opinions expressed herein, we have assumed, with your permission, that the substantive laws of the State of Missouri would apply. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

     (c) The enforceability of the Exchange Guarantees and the Indenture may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and Sections 544 through 550 of the Bankruptcy Code and Sections 428.005 through 428.135 of the Missouri Revised Statutes, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

     (d) The enforceability of the Exchange Guarantees and of the Indenture may be limited by Article XI, Section 7 of the Constitution of the State of Missouri. In particular, as against a Missouri corporation, enforceability of a guarantee may be subject to attack on state constitutional grounds. The Constitution of the State of Missouri, Article XI, Section 7, prohibits Missouri corporations from issuing stocks, bonds or other obligations for the payment of money except for money paid, labor done or property actually received, and voids issuances in violation thereof. While the issue is not free from doubt, it is our best judgment that a court applying Missouri law would hold that enforceability of the Exchange Guarantees and of the Indenture may not be challenged on these grounds.

     (e) The enforceability of the Exchange Guarantees and of the Indenture is subject to generally applicable rules of law that may, (i) in the absence of a waiver or consent by a Company, discharge such Company to the extent that action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of such guarantor, or guaranteed debt is materially modified, or (ii) if any provisions of the Exchange Guarantees or Indenture are held to be contrary to law or unenforceable by any court of law, limit the enforceability of the remainder thereof to circumstances in which the illegal or unenforceable portion thereof is not an essential part of the parties’ agreement.

     (f) We express no opinion as to:

         (i) the enforceability of any provision in the Exchange Guarantees or the Indenture purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue or (B) confer subject matter jurisdiction on a court not having independent grounds therefor or (C) modify or waive the requirements for effective service of process for any action that may be brought or (D) waive the right of the Company or any other person to a trial by jury or (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, because such provisions are subject to determination by the courts in which litigation may be instituted that such provisions are fair and reasonable and comply with and/or are permitted by applicable constitutional provisions and by applicable laws, regulations and rules of court;

         (ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Exchange Guarantees or the Indenture which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation), (B) any provisions purporting to provide to any party the right to receive costs and expenses beyond those reasonably incurred by it or (C) provisions in the Exchange Guarantees or Indenture whose terms are left open for later resolution by the parties; and

         (iii) the effect on the enforceability of any of the Exchange Guarantees or the Indenture of any decision of an arbitration tribunal or an arbitrator pursuant to any provision for mandatory or optional arbitration to the extent such decision does not give effect to the terms of such Exchange Guarantee or Indenture or to applicable law;

         (iv) the effect on the enforceability of any of the Exchange Guarantees or the Indenture of fiduciary duties or of oral modifications to any of the Exchange Guarantees or the Indenture;

         (v) the enforceability of (1) any clause requiring additional payments upon, or otherwise limiting prepayment or termination to the extent construed as a penalty, or (2) the choice of law provisions of the Exchange Guarantees or the Indenture;

         (vi) whether any Company may guarantee or otherwise be liable for, or pledge its assets to secure, indebtedness incurred by Laidlaw except to the extent that such Company may be determined to have benefited from the incurrence of the indebtedness by Laidlaw or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by Laidlaw are, directly or indirectly, made available to such Company for its corporate purposes;

         (vii) the authorizations, approvals or consents as may be necessary under federal or state securities and “blue sky” laws (including, without limitation, Missouri securities or “blue sky” laws) or the Trust Indenture Act of 1939, as amended) in connection with the transactions contemplated by the Transaction Documents; and

         (viii) the authorizations, approvals or consents as may be necessary under any laws or regulations governing ambulances, any other healthcare operations or the payment for or provision of healthcare services, including, without limitation, transportation services.

We do not give any opinions except as set forth above. We are not rendering any opinions with respect to any of the Transaction Documents other than the Exchange Guarantees or the Indenture. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP

APPENDIX I

Good Standing Certificates

ECEP, Inc. Certificate of Corporate Good Standing dated January 6, 2004.

EmCare of Missouri, Inc. Certificate of Corporate Good Standing dated January 6, 2004.

EmCare Physician Providers, Inc. Certificate of Corporate Good Standing dated January 6, 2004.

Medevac Medical Response, Inc. Certificate of Corporate Good Standing dated January 6, 2004.

Medevac MidAmerica, Inc. Certificate of Corporate Good Standing dated January 6, 2004.

Certified Articles of Incorporation

ECEP, Inc. Certificate of Corporate Records dated January 7, 2004.

EmCare of Missouri, Inc. Certificate of Corporate Records dated January 7, 2004.

EmCare Physician Providers, Inc. Certificate of Corporate Records dated January 7, 2004.

Medevac Medical Response, Inc. Certificate of Corporate Records dated January 7, 2004.

Medevac MidAmerica, Inc. Certificate of Corporate Records dated January 7, 2004.